2337089

ENDORSED - FILED
in the office of the Secretary of State
of the State of California

MAR 23 2001

BILL JONES, Secretary of State

ARTICLES OF INCORPORATION

OF

FLEXTRONICS LOGISTICS USA, INC.

The undersigned incorporator, for the purpose of forming a corporation under the General Corporation Law of the State of California, hereby states:

I. The name of the Corporation is Flextronics Logistics USA, Inc.

II. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company or the practice of a profession permitted to be incorporated by the California Corporations Code.

III. The name and complete business address in this state of the Corporation's initial agent for service of process is:

Timothy Stewart
C/o Flextronics International
2090 Fortune Dr.
San Jose CA 95131

IV. The corporation is authorized to issue Ten Thousand (10,000) shares of Common Stock of one class. All of the corporation's issued shares shall be held of record by not more than a specified number of persons, not exceeding 35. This corporation is a close corporation.

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V. (a) **Limitation of Director's Liability.** The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California Law.

(b) **Indemnification of Corporate Agents.** The Corporation is authorized to indemnify the directors, officers and agents of the Corporation to the fullest extent permissible under California Law. Without limiting the generality of the foregoing, the Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through Bylaws provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Corporation and its shareholders.

(c) **Repeal or Modification.** Any repeal or modification of the foregoing provisions of this Article V by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

In Witness Whereof, the undersigned has executed these Articles of Incorporation.

Gail E. Bosland

Gail Bosland, Incorporator

OFFICE OF THE SECRETARY OF STATE

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